     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           UNION PLANTERS CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                  TENNESSEE                                     62-0859007
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            E. JAMES HOUSE, JR, ESQ.
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED             PROPOSED
              TITLE OF EACH                  AMOUNT          MAXIMUM              MAXIMUM             AMOUNT OF
           CLASS OF SECURITIES               TO BE       OFFERING PRICE          AGGREGATE          REGISTRATION
            TO BE REGISTERED               REGISTERED       PER UNIT          OFFERING PRICE             FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value per
  share..................................  2,000,000         $47.125            $94,250,000          $26,201.50
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

    Based upon the average of the high and low prices reported on the New York Stock Exchange as of July 14, 1999 pursuant to the requirements of Section 457(c).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                       (UNION PLANTERS CORPORATION LOGO)

                            ------------------------

                              AMENDED AND RESTATED
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                    2 MILLION SHARES OF COMMON STOCK OFFERED
                 TO SHAREHOLDERS OF UNION PLANTERS CORPORATION
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS IS
      ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                            ------------------------

     Union Planters Corporation is offering a maximum of 2 million shares of its common stock, $5.00 par value, for sale to Union Planters' shareholders in accordance with the terms of its Amended and Restated Dividend Reinvestment and Stock Purchase Plan. Under the Plan you will have the opportunity to use your cash dividends on Union Planters' Common Stock and certain cash payments to purchase additional shares of Union Planters' Common Stock without the expense of brokerage commissions, fees or service charges. The price for additional shares purchased will be the prevailing market price for those shares on the date purchased.

     Union Planters' Common Stock is traded on the New York Stock Exchange under the symbol "UPC."

     We have not authorized anyone to provide you with any information other than the information included in this prospectus and the documents to which we refer you. If someone gives you other information, please do not rely on it as being authorized by us.

     This prospectus has been prepared as of July 15, 1999. There may be changes in the affairs of Union Planters after that date which are not reflected in this document.
                            ------------------------
                       YOU SHOULD RETAIN THIS PROSPECTUS
                             FOR FUTURE REFERENCE.
                                 JULY 15, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN...............    1
  Purpose...................................................    1
  Participation.............................................    2
  Costs.....................................................    3
  Purchases.................................................    4
  Reports to Participants...................................    6
  Dividends.................................................    6
  Discontinuance of Dividend Reinvestment...................    6
  Withdrawal of Shares in Plan Accounts.....................    6
  Federal Income Tax Consequences...........................    7
  Other Information.........................................    8
USE OF PROCEEDS.............................................    9
EXPERTS.....................................................    9
LEGAL MATTERS...............................................   10
WHERE YOU CAN FIND MORE INFORMATION.........................   10
INDEMNIFICATION OF OFFICERS, DIRECTORS AND AFFILIATES
  FOR SECURITIES ACT LIABILITIES............................   11

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT UNION PLANTERS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:
                       E. James House, Jr.
                       Secretary and Manager of the Legal Department
                       Union Planters Corporation
                       7130 Goodlett Farms Parkway
                       Memphis, Tennessee 38018
                       Telephone (901) 580-6584

                                    SUMMARY

     Union Planters is a registered bank holding company incorporated in Tennessee. Our corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and our telephone number is (901) 580-6000.

     Union Planters adopted its original Dividend Reinvestment and Stock Purchase Plan in April, 1989 to offer its shareholders an opportunity to purchase additional shares of Union Planters' Common Stock without the expense of brokerage commissions, fees or service charges. From time to time we have authorized increases in the number of shares available under the Plan in order to meet the demands of our shareholders. On June 24, 1998, Union Planters amended the Plan by reducing the number of times each year on which the Plan's administrator is required to execute purchases of our common stock under the Plan. This prospectus describes our Amended and Restated Dividend Reinvestment and Stock Purchase Plan.

     If you own Union Planters' Common Stock of record, you are eligible to join the Plan. Purchases under the Plan may only be made with your cash dividends on Union Planters' Common Stock and with certain limited amounts of additional cash. The purchase price for any shares purchased will be the prevailing market rate for those shares on the date of purchase. You will not incur any expenses for brokerage commissions, fees or service charges in connection with purchases made under the Plan.

     If you elect to participate in the Plan, cash dividends on the shares you designate will be used to purchase additional shares of Union Planters' Common Stock on a quarterly basis when cash dividends are paid. If no cash dividend is paid on Union Planters' Common Stock, no investment will be made under the Plan. If you elect to participate in the Plan you may also choose to purchase shares with optional cash payments. You may not make an optional cash payment of less than $100 nor more than $2,000 in any calendar quarter. You may forward your optional payments to Union Planters Bank, National Association ("Union Planters Bank") which serves as the administrator of the Plan at any time. The Plan administrator will invest those payments, however, only on the first business day of the next March, June, September or December after receipt of that payment.

     Under the Plan, Union Planters may sell you either original issue shares of our Common Stock or shares of our Common Stock bought on the open market for your account. Alternatively, we may use a combination of these methods.

     You may participate in the Plan, by completing an Authorization Form and returning it to Union Planters Bank, Corporate Trust Operations, One South Church Street, P.O. Box 523, Belleville, IL 62220.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following, in question and answer form, constitutes the Plan that is offered by this prospectus to holders of record of Union Planters' Common Stock. Those holders of Union Planters' Common Stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check.

PURPOSE

     1. What is the purpose of the Plan? The purpose of the Plan is to provide owners of Union Planters' Common Stock with an attractive way of investing cash dividends and optional cash payments in shares of

Common Stock, without payment of any brokerage commission, service charge or other expense. The Plan provides that Union Planters may elect to sell original issue shares of Common Stock under the Plan. If we choose to sell original issue shares, we will receive the purchase price for those shares and will use those proceeds for general corporate purposes. (See "Use of Proceeds" for further information regarding the use of the proceeds.) Alternatively, if we determine that we do not want to increase the number of shares of Common Stock outstanding at any time, we will make open market purchases of shares of Common Stock for your account or instruct the Plan's administrator to do so. Union Planters may, in its sole discretion, elect to use a combination of original issue shares and open market purchases.

     2. What are the advantages of the Plan? If you participate in the Plan, you may:

        - Invest in additional shares of Union Planters' Common Stock at either the Formula Price or the Average Price (as described in No. 11 hereof) using: (i) cash dividends on all or less than all shares of the Union Planters' Common Stock registered in your name and (ii) additional cash, up to specified limits, without any charges for brokerage commissions or fees.

        - Avoid cumbersome safekeeping requirements and recordkeeping costs through the free custodial service and reporting provisions of the Plan.

PARTICIPATION

     3. Who is eligible to participate? All holders of Union Planters' Common Stock are eligible to participate in the Plan. Union Planters shareholders may choose to reinvest their cash dividends on all or only a portion of their shares through the Plan. To participate in the Plan you should enter the number of shares you wish to include in the Plan on an Authorization Form and return it to the Union Planters Corporate Trust Operations at the address provided below. If you do not wish to participate in the Plan you don't need to take any further action.

     4. How does an eligible shareholder become a participant? An eligible shareholder may join in the Plan by signing the Authorization Form and returning it to our corporate trust department which is the Plan Administrator. A postage-paid envelope is provided for this purpose. We have attached one Authorization Form in the back of this Prospectus for your convenience. Additional forms may be obtained at any time by written request to Union Planters Bank, National Association, Corporate Trust Operations, One South Church Street, P.O. Box 523, Belleville, IL 62220.

     5. When may a shareholder join the Plan? An eligible shareholder may join the Plan at any time.

     If the Plan Administrator (identified in No. 9 below) receives your Authorization Form five days before the record date established for payment of a particular dividend (the "Dividend Record Date"), reinvestment will commence with that dividend payment. If your Authorization Form is received after that date, reinvestment of dividends on your designated shares will not begin until the next succeeding dividend is paid.

     If declared, Union Planters' Common Stock generally pays dividends on the 15th day of each February, May, August and November (each a "Dividend Payment Date") (except in cases where the 15th is not a business day when the dividend is paid on the next business day). The record date for determining shareholders who receive dividends will precede a Dividend Payment Date by about two weeks.

     (See Nos. 17 and 18 below for information concerning the investment of optional cash payments.)

     6. What does the Authorization Form provide? The Authorization Form allows you to indicate the manner of participation in the Plan by checking the appropriate box. By marking the Authorization Form you may indicate whether you wish to reinvest cash dividends paid on all or some portion of the Union Planters' Common Stock registered in your name. You also have the option to purchase additional shares of Union Planters' Common Stock with optional cash payments. You may elect to both reinvest cash dividends paid and buy shares with additional cash payments. You are not required to reinvest your cash dividends in order to purchase additional shares through the Plan with optional cash payments.

     If you purchase additional shares through the Plan, the Plan Administrator will automatically reinvest future dividends paid on those additional shares until you withdraw those shares from the Plan. Only whole shares may be withdrawn from the Plan (See Nos. 16, 22 and 23, below.)

     7. What additional steps must you take in order to invest any dividends received with respect to less than all of the shares of Common Stock held in your name? In order to facilitate the recordkeeping required by the Plan, you may be required to deliver the certificates representing your shares to the Plan Administrator if you wish to invest only part of the dividends you receive. Certificates will then be issued for those shares as to which dividends are to be reinvested pursuant to the Plan and separate certificates will be issued for those shares as to which you will continue to receive any dividends directly.

     8. Can you change the method of participation after enrollment? If you elect to participate only in the optional cash payment feature but later decide to enroll in the dividend reinvestment feature, you must execute an additional Authorization Form and return it to the Plan Administrator (as described in Nos. 4 and 6 above). If you elect to participate through the reinvestment of dividends on a specified portion of the shares registered in your name, but later decide either to participate with respect to a different portion of the shares registered in your name or to participate in the optional cash payment feature only, you must notify the Plan Administrator in writing to that effect. Such notification must be received by the Plan Administrator no later than fifteen (15) days before a record date for a particular Dividend Payment Date in order to make your new instructions effective with respect to reinvestment of that dividend. (See No. 21 below.)

     9. Who administers the Plan for participants? Union Planters Bank, Corporate Trust Operations (the "Plan Administrator"), administers the Plan for its participants, arranges for the custody of share certificates, keeps records, sends statements of account to participants and performs other administrative duties relating to the Plan. Shares of Common Stock purchased under the Plan will be held by the Plan Administrator and registered in the name of a nominee as agent for the participants in the Plan.

COSTS

     10. Are there any expenses to participants in connection with purchases under the Plan? No. As a participant, you will incur no brokerage commissions, fees, safekeeping costs or service charges for the purchases you make under the Plan. All costs of the administration of the Plan will be paid by Union Planters. (See No. 23 below concerning the liquidation of fractional interests.)

PURCHASES

     11. What will be the price of shares of Common Stock purchased under the Plan? If Union Planters elects to sell original issue shares to the Plan's participants, the price at which those shares will be sold to them will be based on a price (the "Formula Price") which is (a) the mean between the highest and lowest selling prices of Union Planters' Common Stock as reported on the New York Stock Exchange (the "NYSE") on the day immediately preceding the Dividend Payment Date in the case of purchases with reinvested dividends and/or on the day immediately preceding the Investment Date (as defined in No. 14 below) in the case of purchases with optional cash payments, or (b) if shares of Union Planters' Common Stock are not traded on such dates, the "fair market value for tax purposes" of the shares (as defined in No. 26 below). Purchases with reinvested cash dividends and purchases with optional cash payments will be at a price equal to 100% of the Formula Price. No purchases of original issue shares may be made in the event that the Formula Price is less than the par value of Union Planters' Common Stock ($5.00 per share).

     In the event that Union Planters elects to purchase shares in the open market for the accounts of participants, such purchases will be made at prevailing open market prices, and the price to each participant's account will be 100% of the average price of all shares so purchased (the "Average Price"). (See No. 13 below.)

     12. How many shares of Common Stock will be purchased for participants? If you become a participant in the Plan, the number of shares to be purchased for you depends on the amount of your dividends and total optional cash payments, or both, and on the Formula Price or Average Price of the Common Stock. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested, divided by the purchase price per share.

     13. Will all shares of Common Stock purchased under the Plan be original issue shares? If you purchase shares under the Plan, those shares will not necessarily be original issue shares. Union Planters may either issue as many original issue shares of its Common Stock as the dividends and optional cash payments of participants will purchase, or Union Planters, directly or through an independent purchasing agent of its choosing, may purchase or instruct the Plan Administrator to purchase all of such shares on the open market for the accounts of Plan participants, subject to applicable regulatory restrictions. Alternatively, Union Planters may employ a combination of such methods.

     14. If Union Planters elects to sell original issue shares to participants, when will such shares of Common Stock be purchased under the Plan? The Plan Administrator will use uninvested optional cash payments to purchase additional shares of common stock for participants on the first business day of each March, June, September and December (each an "Investment Date"). Only optional cash payments received by the Plan Administrator at least five days prior to an Investment Date will be invested on that Investment Date. Any optional cash payments received within five days of an Investment Date will be held by the Plan Administrator until the next Investment Date. Any cash dividends on shares of Union Planters' Common Stock will be applied to purchase additional shares on the Dividend Payment Date.

     Participants will become owners of the shares purchased for them under the Plan on the Dividend Payment Date (in the case of purchases with reinvested dividends) or the Investment Date (in the case of purchases with optional cash payments) on which purchased; however, for Federal income tax purposes, the holding period will commence on the day following either the Dividend Payment Date in the case of purchases with reinvested dividends or the Investment Date in the case of purchases with optional cash payments. (See No. 26 below.)

     15. If Union Planters elects to make open market purchases for the Plan, when will such shares of Common Stock be purchased? Shares will normally be purchased in the open market on the Investment Date in the case of purchases with optional cash payments and on the Dividend Payment Date in the case of purchases with reinvested dividends unless applicable regulatory restrictions would prevent purchases at those times. Participants will become the owners of shares purchased for their account under the Plan on the dates purchased.

     16. Will certificates be issued for shares of Common Stock under the Plan? Unless you otherwise request in writing, certificates for shares of common stock purchased under the Plan will be held by a nominee for your benefit as a participant under the Plan. The number of shares purchased under the Plan for your account will be shown on a statement of account. This feature protects against loss, theft or destruction of stock certificates.

     Certificates representing fractional shares will not be issued under any circumstances. Upon your written request, the Plan Administrator will withdraw from the Plan and issue certificates to you without charge for any number of whole shares credited to your account under the Plan. (See No. 22 below for instructions on withdrawal and certificate issuance.) Any other whole shares, and any fractional shares, which you have not withdrawn from the Plan will remain credited to your account.

     You may not pledge shares credited to your account under the Plan as collateral security for a loan or other obligation. If you wish to pledge such shares you must first request that those shares be withdrawn from the Plan and certificates for such shares be issued in your name.

     17. Who will be eligible to make optional cash payments? Shareholders of Union Planters who have submitted a signed Authorization Form are eligible to make optional cash payments at any time. The Plan Administrator will apply any optional cash payment received five days before an Investment Date to the purchase on that Investment Date of shares of Union Planters' Common Stock for the account of the participant. Any optional cash payments received less than five days before an Investment Date will be invested on the next succeeding Investment Date.

     An initial optional cash payment may be made by a Plan participant when enrolling by enclosing a check or money order with the Authorization Form. Checks or money orders should be made payable to "UPB, Dividend Plan Administrator", and returned along with the Authorization Form in the envelope provided. Thereafter, optional cash payments may be made at any time by sending them to Union Planters Bank, Corporate Trust Operations, One South Church Street, P.O. Box 523, Belleville, IL 62220. Participants should include their Plan account number on the check or money order and in any other correspondence with respect to the Plan. While optional cash payments may be made at any time, Union Planters recommends that they be sent so as to be received at least 10 days before an Investment Date. No interest will be paid on such payments. A participant may obtain the return of any optional cash payment at any time prior to five days before the Investment Date.

     18. What are the limitations on making optional cash payments? The option to make cash payments is available at any time. The same amount of money need not be sent each quarter and participants are under no obligation to make an optional cash payment in any quarter. Any optional cash payments made must not be less than $100 per payment nor may payments on behalf of any owner aggregate more than $2,000 in any calendar quarter.

REPORTS TO PARTICIPANTS

     19. What kind of reports will be sent to participants in the Plan? As soon as practicable after each share purchase, the Plan Administrator will send to you a statement of account showing the total number of shares held in your account, the amount invested, the number of shares purchased, the price per share and the date of purchase. In addition, you will receive copies of Union Planters' annual reports to shareholders, proxy statements, and information for income tax reporting purposes. Quarterly Reports on Form 10-Q and Press Releases (including quarterly earnings announcements) can be requested from Union Planters. (See "How To Obtain Additional Information" above).

DIVIDENDS

     20. Will participants be credited with any dividends on shares held in their account under the Plan? Yes. The Plan Administrator will receive any dividends for all shares held in the Plan and will credit such dividends pro rata to each participant's account. Such dividends will be automatically reinvested in additional shares of Union Planters' Common Stock.

DISCONTINUANCE OF DIVIDEND REINVESTMENT

     21. How does a participant discontinue the reinvestment of dividends under the Plan? You may discontinue the reinvestment of dividends under the Plan on all or any number of the shares you have previously elected to enroll in the Plan by notifying the Plan Administrator in writing to that effect. To be effective for any given Dividend Payment Date, notice of withdrawal must be received 15 days before the record date for that dividend payment. Any notice of withdrawal received less than 15 days prior to a record date will not be effective until dividends paid to you, a holder as of that record date, have been reinvested and the shares purchased credited to your Plan account. Automatic reinvestment of dividends on shares held in your Plan account may be ended only by withdrawing the shares from the Plan account. (See Nos. 22 and 23, below.)

     Options open to you if you wish to discontinue participation are: (a) total or partial withdrawal from the automatic dividend reinvestment feature, while continuing to participate in the optional cash payment feature, or (b) partial withdrawal from the automatic dividend reinvestment feature without continuing to participate in the optional cash payment feature, or (c) complete withdrawal from the Plan (dividend reinvestment and optional cash payments). In the event that a participant withdraws from the automatic dividend reinvestment portion of the Plan without withdrawing from the optional cash payment feature, dividends on shares purchased through the Plan which are held in the participant's account will continue to be reinvested until the participant withdraws from both the automatic dividend reinvestment and the optional cash payment features of the Plan.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

     22. How may a participant withdraw shares purchased under the Plan? You may withdraw all or a portion of the shares from your Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. This notice should be mailed to: Union Planters Bank, Corporate Trust Operations, One South Church Street, P.O. Box 523, Belleville, IL 62220. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of and issued to you as the record owner of those shares. In no case will certificates representing fractional shares be issued. (To determine the effective date of your withdrawal see No. 21 above.)

     23. What happens to any fractional shares when a participant withdraws all shares from the Plan? In lieu of a certificate for any fractional share, you will receive cash in an amount equal to the closing price per share of Union Planters' Common Stock on the last trading date prior to the effective date of the withdrawal multiplied by the fractional interest. The amount of cash for any fractional share, together with a certificate for all whole shares, will be mailed directly to you by the Plan Administrator.

     24. How may a participant transfer shares held in his or her account under the Plan? If you wish to transfer shares held in your Plan account you must first withdraw those shares from the Plan, following the procedure set out in No. 22 above. Upon receipt of certificates for such shares, you may then transfer such shares.

     25. What happens when a participant who is reinvesting cash dividends on all or part of the shares registered in the participant's name sells or transfers a portion of such shares? If you are a participant and you dispose of a portion of the shares credited to your Plan account, Union Planters will continue to reinvest the dividends on the remainder of the shares in your Plan account. Reinvestment of dividends on the shares disposed of will be governed by the directions of the new record owner.

     If you dispose of all of the shares of Union Planters' Common Stock registered in your name and held outside of the Plan, the Plan Administrator will, unless you also withdraw all shares held in your account under the Plan, continue to reinvest the dividends on the shares held in your Plan account.

FEDERAL INCOME TAX CONSEQUENCES

     26. What are the federal income tax consequences of participation in the Plan? The amount of the distribution for Federal income tax purposes is the "fair market value" as of the Dividend Payment Date or the Investment Date of shares purchased for a participant with reinvested dividends or optional cash payments. The "fair market value for tax purposes" of the shares is the mean between the highest and lowest selling prices of Union Planters' Common Stock as reported on the New York Stock Exchange for the day immediately preceding the Dividend Payment Date (in the case of purchases with reinvested dividends) or the day immediately preceding the Investment Date (in the case of purchases with optional cash payments). If the shares are not traded on such dates, their "fair market value for tax purposes" is the weighted average of the means between the highest and lowest selling prices on the nearest trading dates before and after such dates.

     In the case of purchases with reinvested dividends on the open market, the amount of the distribution to a participant for Federal income tax purposes will be the total amount paid by Union Planters for such shares, including any brokerage commission paid by Union Planters.

     In the case of shares purchased on the open market with optional cash payments, Union Planters will pay any brokerage commission. Any such brokerage commission paid by Union Planters will be deemed a distribution by Union Planters to the participant.

     To the extent distributions by Union Planters to its shareholders are treated as made from Union Planters' earnings and profits, the distributions will be dividends taxable as ordinary income. Union Planters has sufficient earnings and profits that participants can expect that the full amount of any distribution under the Plan will be taxable as dividends.

     The full amount of the distribution will be eligible, in the case of corporate shareholders, for the 70% dividends received deduction available under the Internal Revenue Code of 1986, as amended.

     In the case of foreign or other shareholders whose taxable income under the Plan is subject to Federal income tax withholding, Union Planters will make reinvestments net of the amount of tax required to be withheld. Regular statements of account confirming purchases made for such participants will indicate the amount of any tax withheld.

     The basis, for Federal income tax purposes, of any original issue shares acquired through the Plan will be their "fair market value for tax purposes" as of the Investment Date for any purchases made with optional cash payments, and their "fair market value for tax purposes" as of the Dividend Payment Date for any purchases made with reinvested dividends. The basis, for Federal income tax purposes, of shares purchased on the open market will be their purchase price plus any brokerage commission paid by Union Planters.

     The holding period for shares acquired through the Plan will begin on the day after the Investment Date for purchases made with optional cash payments, or the day after the Dividend Payment Date for purchases made with reinvested dividends.

     Union Planters is not seeking a letter ruling from the Internal Revenue Service, or an opinion of counsel, regarding the Federal income tax consequences of the Plan.

     The foregoing summarizes the Federal income tax consequences of the Plan to its participants, and does not include a discussion of state and local income tax consequences (if any) of participation in the Plan and does not purport to address the particular circumstances of individual participants. Participants should consult their own tax advisors for further information with regard to the Federal, state and local tax consequences of their participation in the Plan.

OTHER INFORMATION

     27. What happens if Union Planters has a Common Stock rights offering, issues a stock dividend or declares a stock split? Participation in any rights offering will be based upon both the shares registered in participants' names and the shares (including fractional interests) credited to their Plan accounts. Any stock dividend or shares resulting from stock splits with respect to whole shares and fractional interests credited to the participants' Plan accounts will be credited to such accounts.

     28. How will a participant's Plan shares be voted at a meeting of shareholders? All shares of Common Stock credited to the participant's account under the Plan will be voted as the participant directs. If on the record date for a meeting of shareholders there are shares credited to the participant's account under the Plan, the participant will be sent the proxy material for such meeting. When the participant returns an executed proxy in a timely fashion, it will be voted with respect to all shares credited to the participant. If the participant prefers, all such shares may be voted in person rather than by proxy.

     29. What is the responsibility of the Plan Administrator? Union Planters Bank, National Association, Corporate Trust Operations is the Plan Administrator. All communications regarding the Plan should be addressed to Union Planters Bank, Corporate Trust Operations, One South Church Street, P.O. Box 523, Belleville, IL 62220. The telephone number of the Plan Administrator is
(800) 900-4548.

     The Plan Administrator receives any dividend payments and optional cash payments for Plan participants, invests those amounts in additional shares of Union Planters' Common Stock, maintains continuing records of each participant's account, and advises participants as to all transactions in, and the status of, their accounts. The Plan Administrator acts in the capacity of agent for the participants.

     All notices from the Plan Administrator to you as a participant will be addressed to you at your last address of record with the Plan Administrator. The mailing of a notice to your last address of record will satisfy the Plan Administrator's duty of giving notice to you. Therefore, you should promptly notify the Plan Administrator in writing of any change of address.

     Neither the Plan Administrator, the participants' nominee or nominees, nor Union Planters shall have any liability for actions taken or omitted in good faith pursuant to the Plan including, without limitation, any claim for liability arising out of failure to terminate a participant's account upon such participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, nor shall we have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

     You should recognize that neither Union Planters nor the Plan Administrator can provide any assurance that shares of Union Planters' Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

     30. What laws govern the Plan? All transactions in connection with the Plan, including the optional cash payments feature, are governed by the laws of the State of Tennessee. The registration of original issue shares, if any, will be governed by the Securities Act of 1933, as amended, and the securities laws of the states in which participants reside.

     31. May the Plan be extended, changed or discontinued? While Union Planters currently expects to continue the Plan indefinitely, Union Planters reserves the right to suspend or terminate the Plan at any time and for any reason. It also reserves the right to modify and interpret the Plan at any time and for any reason. Participants will be notified of any such suspension or termination, and of any modification which materially affects their rights under the Plan.

                                USE OF PROCEEDS

     The net proceeds from the sale of shares of original issue Union Planters' Common Stock will be used either to buy shares of Union Planters' Common Stock in the open market for cancellation or to fund general corporate needs, including Union Planters' working capital needs, possible additional contributions to the capital of Union Planters' subsidiaries, possible acquisitions of other financial institutions or their assets, possible acquisitions of, or investments in, other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness of Union Planters. Pending such use, Union Planters may temporarily invest the net proceeds in investment-grade securities. Union Planters, from time to time, may engage in additional capital financings of a character and in amounts to be determined by Union Planters in light of its needs at such time or times and in light of prevailing market conditions.

                                    EXPERTS

     The consolidated financial statements of Union Planters incorporated in this prospectus by reference to the Annual Report on Form 10-K of Union Planters Corporation for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the shares of Union Planters' Common Stock offered hereby will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation. E. James House, Jr. is an officer of, and receives compensation from Union Planters.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Union Planters at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We filed a registration statement with the Commission under the Securities Act of 1933, relating to the Union Planters' Common Stock offered under the Plan. This prospectus does not contain all of the information included in the registration statement. You'll find additional information about us and our Common Stock in the registration statement. For example, in this prospectus we've summarized or referred to an enrollment form that has been filed as an exhibit to the registration statement. The registration statement may be read and copied at the Commission's public reference facilities described above.

     This prospectus incorporates important business and financial information about Union Planters that is not included in or delivered with this prospectus. The following documents we have filed with the Securities and Exchange Commission are incorporated by reference in this prospectus (Securities and Exchange Commission File No. 001-10160):

          1. Union Planters' Annual Report on Form 10-K for the year ended December 31, 1998;

          2. Union Planters' Quarterly Report on Form 10-Q for the three (3) months ended March 31, 1999;

          3. Union Planters' Current Reports on Form 8-K dated January 22, 1999, April 15, 1999; and July 15, 1999;

          4. The description of Union Planters' Preferred Share Rights contained in Union Planters' Registration Statement on Form 8-A dated and filed January 22, 1999 (Commission File Number 001-10160); and

          5. The description of our Common Stock contained in the Union Planters' registration statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

     Our Annual Report on Form 10-K for the year ended December 31, 1998, incorporates by reference specific portions of our Annual Report to Shareholders for that year (which is filed as Exhibit 13 to Form 10-K) but does not incorporate other portions of our Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are not incorporated herein and are not a part of the registration statement.

     We also incorporate by reference additional documents filed by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and before the termination of the offering of our Common Stock under the Plan. Any statement contained in this prospectus or in a document incorporated in this prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, to constitute a part of this prospectus, except as so modified or superseded.

     YOU MAY OBTAIN COPIES OF THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS UPON WRITTEN OR ORAL REQUEST. THE INSIDE FRONT COVER OF THIS PROSPECTUS CONTAINS INFORMATION ABOUT HOW TO MAKE SUCH REQUESTS.

             INDEMNIFICATION OF OFFICERS, DIRECTORS AND AFFILIATES
                         FOR SECURITIES ACT LIABILITIES

     Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act authorize a corporation to provide for the indemnification of corporate officers, directors, employees and agents in certain circumstances, which circumstances could include indemnification for expenses and liabilities incurred in connection with claims arising under the Securities Act of 1933, as amended. Union Planters' Charter and Bylaws have adopted those provisions of Tennessee law to their fullest extent.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Union Planters pursuant to the foregoing provisions, Union Planters has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:

Securities Act Registration Fee.............................  $26,201.50
Printing and Engraving Expenses.............................   10,000.00
Legal Fees and Expenses.....................................    6,000.00
Accounting Fees and Expenses................................    2,000.00
Blue Sky Fees and Expenses..................................           0
                                                              ----------
          Total.............................................  $44,201.50
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Registrant provides as follows:

        TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

        To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

     The Bylaws of the Registrant provide as follows:

        Article V, INDEMNIFICATION:

        The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

     Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect or (iii) a vote of the shareholders.

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity as such resulted in liability and the Registrant fails to reimburse such director or officer pursuant to the terms set forth above, or to the Registrant, in the event it has indemnified the director or officer and made such payments. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Exchange Act and acts within the scope of the Pension Reform Act of 1974.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER                                  DESCRIPTION
  -------                                 -----------
   4(a)      --   Articles Sixth, Eighth, Ninth, Tenth and Fourteenth of the
                  Charter of Union Planters Corporation defining the rights of holders of shares of Union Planters' Common Stock
                  (incorporated by reference to the description of Union
                  Planters' Common Stock contained in Union Planters'
                  Registration Statement under Section 12(b) of the Exchange
                  Act and any amendments or supplements thereto)
   4(b)      --   The description of Union Planters' Preferred Share Rights
                  (incorporated by reference to the description contained in
                  Union Planters' Registration Statement on Form 8-A dated and filed January 22, 1999 (Commission File Number 001-10160))
     5       --   Form of Opinion of E. James House, Jr. regarding the
                  legality of the Common Stock to be offered
  23(a)      --   Consent of PricewaterhouseCoopers LLP
  23(b)      --   Consent of E. James House, Jr., Secretary and Manager of the
                  Legal Department of Union Planters Corporation (included in
                  Exhibit 5)
    24       --   Power of Attorney (included on the signature page to this
                  Registration Statement)
    99       --   Authorization Form

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (3) (i) and (3) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 15th day of July, 1999.

                                          UNION PLANTERS CORPORATION

                                          By: /s/ Ben Rawlins, Jr.
                                            ------------------------------------
                                              Benjamin W. Rawlins, Jr.
                                              Chairman of the Board and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints E. James House, Jr. and M. Kirk Walters, or either of them, his true and lawful attorneys in fact and agents, with full power in any and all capacities, to sign any and all amendments and supplements to this Registration Statement and any registration statement or amendment thereto that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file such registration statements, amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys in fact and agents, and unto each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                       CAPACITY                     DATE
                      ----                                       --------                     ----

/s/ Ben Rawlins, Jr.                              Chairman of the Board,                  July 15, 1999
------------------------------------------------    Chief Executive Officer, Director
            Benjamin W. Rawlins, Jr.                (Principal Executive Officer)

/s/ Jackson W. Moore                              President, Chief Operating Officer,     July 15, 1999
------------------------------------------------    Director
                Jackson W. Moore

/s/ John W. Parker                                Executive Vice President and            July 15, 1999
------------------------------------------------    Chief Financial Officer
                 John W. Parker                     (Principal Financial Officer)

/s/ M. Kirk Walters                               Senior Vice President, Treasurer        July 15, 1999
------------------------------------------------    and Chief Accounting Officer
                M. Kirk Walters

                      NAME                                       CAPACITY                     DATE
                      ----                                       --------                     ----
                                                  Director
------------------------------------------------
                Albert M. Austin

/s/ George W. Bryan                               Director                                July 15, 1999
------------------------------------------------
                George W. Bryan

/s/ James E. Harwood                              Director                                July 15, 1999
------------------------------------------------
                James E. Harwood

/s/ C.E. Heiligenstein                            Director                                July 15, 1999
------------------------------------------------
               C.E. Heiligenstein

/s/ Carl G. Hogan                                 Director                                July 15, 1999
------------------------------------------------
                 Carl G. Hogan

/s/ S. Lee Kling                                  Director                                July 15, 1999
------------------------------------------------
                  S. Lee Kling

/s/ Parnell S. Lewis                              Director                                July 15, 1999
------------------------------------------------
                Parnell S. Lewis

/s/ C.J. Lowrance, III                            Director                                July 15, 1999
------------------------------------------------
               C.J. Lowrance, III

/s/ V. Lane Rawlins                               Director                                July 15, 1999
------------------------------------------------
                V. Lane Rawlins

/s/ Donald F. Schuppe                             Director                                July 15, 1999
------------------------------------------------
               Donald F. Schuppe

/s/ David M. Thomas                               Director                                July 15, 1999
------------------------------------------------
                David M. Thomas

/s/ Richard A. Trippeer, Jr.                      Director                                July 15, 1999
------------------------------------------------
            Richard A. Trippeer, Jr.

/s/ Spence L. Wilson                              Director                                July 15, 1999
------------------------------------------------
                Spence L. Wilson